Exhibit 99.2

November 23, 2011

Red Hat, Inc.

1801 Varsity Drive

Raleigh, NC 27606

Attn: Jim Whitehurst, CEO

Jim,

As we discussed, I have been given the opportunity to serve as the CEO of a private company and ecosystem partner of Red Hat. Accordingly, with heaviness in my heart but with excitement about what lies ahead for Red Hat and for me, please let this letter serve as my resignation from Red Hat, effective as of the end of the day on January 16, 2012.

I have had the honor of participating in Red Hat’s growth for almost 9 years, and I leave confident that it is well positioned for the future. Please also know that I am grateful for the opportunities that Red Hat and you have afforded me and for the chance to have taken Red Hat to new heights under your leadership over these past 4 years.

I look forward to working with you and the team to help ensure a smooth transition of my responsibilities and will make myself available to assist Red Hat both before and after I assume my new responsibilities.

With warm regards,

/s/ Alex Pinchev

Alex Pinchev

cc:	Michael R. Cunningham, Executive Vice President & Corporate Secretary